Exhibit 10.2

Schedule of Retention Plan Awards to Named Executive Officers

The following awards were made on July 1, 2008 to GTC’s named executive officers under the GTC Biotherapeutics 2008 Retention Incentive Plan.

Named Executive Officer	Number of Restricted Stock Units Granted on July 1, 2008	Number of Restricted Stock Units to be Granted in January 2009	Retention Payment to be made after March 31, 2010 (1)
Geoffrey F. Cox	61,200	10,800	$56,400

John B. Green	30,600	5,400	$33,000

Harry M. Meade	30,600	5,400	$33,000

Daniel S. Woloshen	30,600	5,400	$33,000

(1)	At the discretion of our Compensation Committee retention payments under the Retention Plan may alternatively be paid in shares of our Common Stock. In the case of Dr. Cox, the shares of Common Stock will be valued at the greater of the current market value or $1.25 per share, and for the other named executive officers they will be valued at the greater of the current market value or $1.00 per share.